EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Expeditors International of Washington, Inc.:
We consent to the use of our reports dated February 27, 2014, with respect to the consolidated balance sheets of Expeditors International of Washington, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of earnings, comprehensive income, equity and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated herein by reference.

s<KPMG LLP>
Seattle, Washington
May 13, 2014

II-9